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                                                                    Exhibit 9(b)

                            ADMINISTRATION AGREEMENT


         THIS AGREEMENT is made as of this     day of September, 1997, by and
between PROFUNDS, a Delaware business trust (the "Company"), and BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES (the "Administrator"), an Ohio limited partnership.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest ("Shares"); and

         WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such series of the Company as the Company and the Administrator may agree on ("Portfolios") and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

         ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Company hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

         ARTICLE 2. ADMINISTRATIVE SERVICES. Under the supervision of the Company's Trustees and their designees, the Administrator shall manage, administer and conduct all of the general business activities of the Company and the Portfolios other than those which have been contracted to third parties by the Company. The Administrator shall provide the Company with all necessary and desirable regulatory reporting, office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Company and carrying out the Administrator's duties hereunder.

         As part of its duties hereunder, the Administrator shall investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsels, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall oversee, examine and review the performance by others of other services provided in connection with the operations of the Portfolios and shall provide the Trustees of the Company with such reports regarding investment performance as they may reasonably request; provided that the Administrator shall have




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no responsibility for supervising the performance by any investment adviser or subadviser of its responsibilities.

         Without limiting the generality of the foregoing, the Administrator shall also provide the services that are set forth in Schedule B hereto; provided, however, that the parties acknowledge and agree that the services to be provided hereunder on behalf of the Money Market ProFund shall be limited to those that are necessary and appropriate for a feeder fund that invests all of its assets in a separate, unaffiliated registered investment company ("Master Portfolio"). In that connection, the parties agree that the Administrator shall bear no responsibility for the provision of any services to any Master Portfolio in which the Money Market ProFund may invest its assets.

         ARTICLE 3.  ALLOCATION OF CHARGES AND EXPENSES.

         (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Trustees of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Trustees of the Company to perform services on behalf of the Company.

         (B) THE COMPANY. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the Investment Adviser to the Company or any affiliated corporation of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

         ARTICLE 4.  COMPENSATION OF THE ADMINISTRATOR.

         (A) ADMINISTRATION FEE. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator compensation that is more particularly described in the Omnibus Fee Agreement among the Administrator, BISYS Fund Services, Inc. and the Company dated September , 1997. Such compensation shall be calculated and accrued daily, and paid to the Administrator quarterly. The Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.



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         If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include partners, officers, employees and other agents of the Administrator as well as the Administrator itself.)

         So long as the Administrator acts in good faith and with due diligence and without negligence, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or nonactions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold the Administrator harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect the rights hereunder.

         The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and



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retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

         ARTICLE 6. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Company are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as a Shareholder or otherwise.

         ARTICLE 7. DURATION OF THIS AGREEMENT. The Term of this Agreement shall be as specified in Schedule A hereto.

         ARTICLE 8. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 9. AMENDMENTS. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Company, and (ii) by the vote of a majority of the Trustees of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

         For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any


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requirements of its Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

         ARTICLE 10. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

         ARTICLE 11. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 12. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Company, at 7900 Wisconsin Avenue, Suite 300, Bethesda, Maryland 20814; and if to the Administrator at 3435 Stelzer Road, Columbus, Ohio 43219.

         ARTICLE 13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 14. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.




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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.


                                     PROFUNDS


                                     By:
                                        ----------------------------------

                                     Title:
                                            ------------------------------

                                     BISYS FUND SERVICES LIMITED
                                     PARTNERSHIP

                                     BY: BISYS FUND SERVICES, INC.,
                                          GENERAL PARTNER

                                     By:
                                        ----------------------------------

                                     Title:
                                            ------------------------------



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                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                       DATED AS OF SEPTEMBER ______, 1997
                                BETWEEN PROFUNDS
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP


Portfolios:       This Agreement shall apply to all Portfolios of the Company, either now or hereafter created. The current portfolios of ___________, are set forth below: the Bull ProFund, the UltraBull ProFund, the Bear ProFund, the UltraBear ProFund, the OTC ProFund, and the U.S. Government Money Market ProFund.

Term: Pursuant to Article 7, the term of this Agreement shall commence on the first day on which Shares of the Company are publicly sold (the "Effective Date") and shall remain in effect for a period of thirty (30) months following such Effective Date ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty
                  (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect.



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                  Compensation due the Administrator and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Company with reasonable access to any Company documents or records remaining in its possession.

                  If, for any reason, the Administrator is replaced as fund manager and administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in
                  Article 7 hereof), then the Company shall make a one-time cash payment, as liquidated damages, to the Administrator equal to the balance due the Administrator for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Company on the date the Administrator is replaced, or a third party is added, will remain constant for the balance of the contract term.




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                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF SEPTEMBER __, 1997
                                BETWEEN PROFUNDS
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP


                            DETAILED SERVICE LISTING

ADMINISTRATION
1. Maintain calendar and files for all Board and shareholder meeting materials
2. Maintain and manage annual regulatory filing calendar and follow-up with responsible parties
3. Obtain appropriate insurance coverage on behalf of the Company, as approved by the Company's Board of Trustees, including a Fidelity Bond and a Directors and Officers Errors and Omissions policy, and renew such policies based upon terms and conditions that are recommended by the Administrator and approved by the Company's Board of Trustees
4.    Maintain insurance files for the Company
5. Review Company registration statements and proxy materials prepared by Company counsel
6.    Prepare operating manual for the Company
7. Review materials and reports prepared by Company auditors, and materials prepared by Company counsel which is submitted to the Administrator
8. Communicate all income breakdown data to client services and transfer agent and coordinate printing/mailing of state income letters
9. Prepare and file Annual and Semi-Annual Reports subject to review by Company counsel and the Company's Independent Accountants
10.   Coordinate printing and distribution of prospectuses
11.   Coordinate printing, distribution and tabulation of proxies
12.   Prepare and file Form N-SAR
13. Prepare and file Rule 24f-2 and Rule 24e-2 filings subject to review by Company counsel
14.   Coordinate 17f-2 audits with custodians
15.   Apply for all portfolio tax i.d.#s
16.   Coordinate all NRSRO rating meetings
17.   Coordinate and facilitate NASDAQ registration
18. Coordinate and facilitate distribution of trustee/officer questionnaires and respond to trustees/officers questions relating thereto
19.   Coordinate seed money and establish control accounts for new Portfolios
20. Maintain open file summary, authorized signers list, and fund compliance calendars
21. Review and file Forms 1120 RIC and 8613, as prepared by the Company's Independent Accountants
22. Prepare and file (i) Forms 1099 DIV and 1099 MISC and (ii) state tax returns, subject to review by the Company's Independent Accountants
23. Monitor and advise the Company and its Portfolios concerning their regulated investment company status under the Internal Revenue Code


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24.   Calculate contractual Company expenses and control all disbursements for the Company, and as appropriate compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity
25. Calculate performance data of the Portfolios for dissemination to information services covering the investment company industry
26. Assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure
27. Advise the Company and its Board of Trustees on matters concerning the Company and its affairs

COMPLIANCE
1.    Review monthly compliance reports prepared by the investment adviser
2. Perform independent monthly portfolio compliance review of information contained in fund accounting source reports
3.    Coordinate all IRS quarterly compliance letters to investment advisers
4.    Notify appropriate officers of mark-to-market issues
5. Monitor compliance by the Company with conditions imposed by Rule 18f-3 relating to multiple classes of shares
6. Quarterly review of securities transactions by persons designated in the Company's Code of Ethics as access persons for purposes of determining compliance with such Code of Ethics
7.    Quarterly reporting of compliance with Company's Code of Ethics
8.    Respond to the SEC Fund audits and coordinate SEC inspections
9.    Respond to Fund audit requests from independent fund accountants
10.   Provide proactive compliance consulting/advice to portfolio managers
11. Prepare broker allocation reports for review by the Company's investment adviser
12.   Monitor fidelity bond coverage for the Company
13. Perform initial on-site compliance training based on Fund-specific compliance manuals prepared by BISYS




BOARD PROCESS AND MEETINGS
1.    Prepare quarterly Board meeting responsibility chart
2.    Provide at least one person to attend Board meetings
3.    Prepare Board agendas and BISYS sections of Board materials
4. Prepare all Board minutes and agendas, subject to review by Company counsel
5.    Prepare special Board meeting materials
6. Review, as requested, investment adviser's report to be submitted to the Board pursuant to applicable Company procedures
7.    Coordinate Board book production and distribution




                                       B-2

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LEGAL SERVICES
1.    Provide support to Fund Administration and blue sky personnel
2. Prepare the following Company agreements, subject to review by Company counsel: (i) Investment Advisory Agreement, (ii) Administration Agreement,
      (iii) Fund Accounting Agreement, (iv) Transfer Agency Agreement, (v) Omnibus Fee Agreement for Administration, Fund Accounting and Transfer Agency services and (vi) shareholder service agreements for use with various service organizations.
3. Prepare post-effective amendments to the Company's registration statement representing the annual update of financial information for such registration statement, subject to review by Company counsel, and file such documents with the SEC
4. Except as provided in Item 3 above, review prospectuses, prospectus supplements, statements of additional information, other registration statement materials and proxy materials prepared by Company counsel and file such documents with the SEC
5. Maintain files of registration statements, fund contracts, Company proxies and other Company documents
6.    Prepare for and conduct shareholder meetings
7. Prepare for and comply with any regulatory examinations of or involving the Company
8.    Advise on product development issues
9. Respond to regulatory agency (i.e., NASD, SEC, IRS, bank regulatory) proposals

COMPLIANCE - DISTRIBUTION ACTIVITIES
1. Review all fund advertising and sales material for compliance with applicable laws and regulations, subject to approval by Company counsel
2. File with appropriate regulatory authorities all advertising and sales material following approval by Company counsel
3.    Maintain and update Ad/Sales Lit files
4.    Obtain finalized Ad/Sales Lit for compliance files
5. Respond to SEC advertising and sales literature comments subject to approval by Company counsel

REGISTRATION/QUALIFICATION ACTIVITIES (FOR BISYS REPRESENTATIVES DISTRIBUTING CLIENT'S FUNDS, IF APPLICABLE)
6. Review & ascertain that BISYS registered representatives are licensed in appropriate jurisdictions
7.    Process all registration functions for BISYS registered representatives
8. Coordinate NASD continuing education requirements for all BISYS registered representatives

BROKER/DEALER COMPLIANCE ACTIVITIES
9. Review and execute selected Service Agreements, subject to approval by Company counsel
10.   Respond to industry proposals and communicate comments to Company officers

FUND OFFICERS
1.    Provide officers for the Company, upon request

BLUE SKY

1. Register the Company and its shares with appropriate state blue sky authorities
2.    Respond to state comments during the registration process
3.    Obtain all sales permits required by relevant state authorities
4.    Amend and renew sales permits as required from time to time
5. Monitor the sales of Shares in individual states on a daily basis and report required sales to appropriate states
6. File all registration statements, Prospectuses, proxy statements, Rule 24f-2 Notices and other Fund reports and documents as required by state law
7.    Maintain fund blue sky calendars
8.    Respond to all blue sky audit and examination issues
9.    File all renewal registrations for existing Portfolios
10.   Conduct blue sky fee analysis, upon request
11.   Implement SRD electronic filings



                                       B-4